As filed with the Securities and Exchange Commission on October 28, 2025

Registration No. 333-203929

Registration No. 333-233558

Registration No. 333-275813

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 (NO. 333-203929)

POST-EFFECTIVE AMENDMENT NO. 2 (NO. 333-233558)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-275813)

TO

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

ADAPTIMMUNE THERAPEUTICS PLC

(Exact name of registrant as specified in its charter)

England and Wales	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

60 Jubilee Avenue,
Milton Park Abingdon, Oxfordshire OX14 4RX
United Kingdom
(44) 1235 430000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Adaptimmune Limited Share Option Scheme

Adaptimmune Limited 2014 Share Option Scheme

Adaptimmune Limited Company Share Option Plan

Adaptimmune Therapeutics plc 2015 Share Option Scheme

Adaptimmune Therapeutics plc 2016 Employee Share Option Scheme

Adaptimmune Therapeutics plc Company Share Option Plan

(Full title of the plans)

ADAPTIMMUNE LLC
351 Rouse Boulevard,
The Navy Yard Philadelphia, PA 19112
(215) 825 9260

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

David S. Bakst, Esq.
Mayer Brown LLP
1221 Avenue of the Americas
New York, NY 10020
Telephone: (212) 506-2500

Facsimile: (212) 262 1910

Adrian Rawcliffe

Chief Executive Officer

60 Jubilee Avenue, Milton Park

Abingdon, Oxfordshire OX14 4RX

United Kingdom

Telephone: (44) 1235 430000

Facsimile: (44) 1235 430001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

Adaptimmune Therapeutics plc, a public limited company incorporated under the laws of England and Wales (the “Company”), is filing these post-effective amendments (the “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Company’s ordinary shares, par value  par value £0.001 per share (the “Ordinary Shares”) registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

1.	Registration Statement No. 333-203929, filed with the SEC on May 7, 2015, as amended by Post-Effective Amendment No. 1 filed with the SEC on June 29, 2023 registering 37,173,085 Ordinary Shares issuable under (i) the Adaptimmune Therapeutics plc Company Share Option Plan or (ii) the Adaptimmune Therapeutics plc 2015 Share Option Scheme; 585,000 Ordinary Shares issuable under the Adaptimmune Therapeutics plc Company Share Option Plan; 8,598,962 Ordinary Shares issuable under the Adaptimmune Therapeutics plc 2015 Share Option Scheme; 2,768,700 Ordinary Shares issuable under the Adaptimmune Limited Company Share Option Plan; 5,096,300 Ordinary Shares issuable under the Adaptimmune Limited 2014 Share Option Scheme; and 12,777,700 Ordinary Shares issuable under the Adaptimmune Limited Share Option Scheme.

2.	Registration Statement No. 333-233558, filed with the SEC on August 30, 2019, as amended by Post-Effective Amendment No. 1 filed with the SEC on June 29, 2023 registering 3,793,863 Ordinary Shares issuable under the Adaptimmune Therapeutics plc Company Share Option Plan; 7,069,791 Ordinary Shares issuable under the Adaptimmune Therapeutics plc 2015 Share Option Scheme; 33,385,515 Ordinary Shares issuable under the Adaptimmune Therapeutics plc 2016 Employee Share Option Scheme; and 40,000,000 Ordinary Shares issuable under (i) the Adaptimmune Therapeutics plc Company Share Option Plan or (ii) the Adaptimmune Therapeutics plc 2015 Share Option Scheme or (iii) the Adaptimmune Therapeutics plc 2016 Employee Share Option Scheme.

3.	Registration Statement No. 333-275813, filed with the SEC on November 30, 2023 registering 213,932,393 Ordinary Shares issuable under the (i) Adaptimmune Therapeutics plc Company Share Option Plan or (ii) the Adaptimmune Therapeutics plc 2015 Share Option Scheme or (iii) the Adaptimmune Therapeutics plc 2016 Employee Share Option Scheme.

On October 20, 2025, the Company announced its intention to apply for the voluntary delisting of its American Depositary Shares (the “ADSs”, each ADS representing six Ordinary Shares) from the Nasdaq Capital Market and the voluntary deregistration from the reporting requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with the SEC. In connection with the Company’s voluntary decision to delist and deregister its ADSs, the Company has terminated any and all offerings pursuant to the Registration Statements. Accordingly, this filing is made pursuant to an undertaking made by the Company in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of each offering. The Company, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Oxfordshire, England on October 28, 2025.

ADAPTIMMUNE THERAPEUTICS PLC

By:	/s/ Adrian Rawcliffe
	Name:	Adrian Rawcliffe
	Title:	Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933.